Filed pursuant to Rule 433
Registration Statement No. 333-140456
Dated June 13, 2007

USD NOTE DESCRIPTION Amended Final TERMS AND CONDITIONS 20-year Callable Leveraged CMS Spread Note

Please note that the Purchasers of the Notes are deemed to have sufficient knowledge, experience and professional advice to make their own investment decision including their own legal, financial, tax, accounting and other business evaluation of the risks and merits of investments in the Notes and should ensure that they fully understand the risks associated with investments of this nature which are intended to be sold only to sophisticated investors.
13 June 2007

We would draw your attention to the fact that the secondary offering of Notes to investors in the EEA is subject to public offer rules in the EEA which you must comply with.

Final terms and conditions (subject to final documentation which will prevail)

Issuer	:	Eksportfinans ASA

Lead Manager	:	Nomura Securities International, Inc.

Issuer Rating	:	Aaa / AA+ / AAA

Status	:	Senior, unsecured

Currency	:	USD

Trade Date	:	1 June 2007

Issue Date	:	22 June 2007

Maturity Date	:	22 June 2027

Issue Price	:	100.00%

Redemption Price	:	100.00%

Nominal Amount	:	USD 4,300,000

Denomination	:	USD 1,000

Coupon per Denomination	:	Year 1:
• Denomination x 12.0% x Day Count Fraction

Years 2 through 20:
• Denomination x [50x (30-year CMS — 10-year CMS)] x Day Count Fraction
Subject to a minimum coupon of 0%

Where:

“30-year CMS” means the USD Constant Maturity Swap
(“CMS”) Rate (USD-ISDA-Swap Rate) with a designated
maturity of 30 years as quoted on a semi-annual, 30/360
as observed in the first column (11:00 a.m. New York
fixing) on Reuters Page ISDAFIX1 by the Calculation
Agent 2 U.S. Government Securities Business Days prior
to the beginning of each relevant Interest Period.

“10-year CMS” means the USD Constant Maturity Swap
(“CMS”) Rate (USD-ISDA-Swap Rate) with a designated
maturity of 10 years as quoted on a semi-annual, 30/360
basis as observed in the first column (11:00 a.m. New
York fixing) on Reuters Page ISDAFIX1 by the Calculation
Agent 2 U.S. Government Securities Business Days prior
to the beginning of each relevant Interest Period.
Eksportfinans ASA has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this terms supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Eksportfinans ASA has filed with the SEC for more complete information about Eksportfinans ASA and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Eksportfinans ASA, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, if you so request by calling toll-free 1-800-609-2268.

"Interest Period" is the period beginning on and
including the Issue Date and ending on but excluding the
first Interest Payment Date and each successive period
beginning on and including an Interest Payment Date and
ending on but excluding the next succeeding Interest
Payment Date.

Day Count Fraction	:	30/360

Interest Payment Dates	:	Semi-Annually

Business Day Convention	:	Following

Business Days	:	For Reference Spread Observations: U.S. Government
Securities Business Days
For Payments: London and New York Business Days
For Call Notice Period: London and New York Business Days

Issuer Call	:	Callable at 100.00% on every Interest Payment Date from
and including 22 June 2008 to and including 22 December
2026

Call Notice Period	:	10 London and New York Business Days

Calculation Agent	:	Nomura Global Financial Products Inc.

Applicable Selling	:	See Offering Circular. No purchase, offer, sale, resale or
Restrictions		delivery of any Notes or distribution of any offering material relating to the Notes may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and which will not impose any obligation on the Issuer or the Calculation Agent.

Listing	:	Unlisted

Governing Law:		New York law

CUSIP	:	28264QFW9

Our Reference Id.	:	253284